EXHIBIT (c)(2)

                                JL Advisors, LLC
                               520 Madison Avenue
                               New York, New York



                                                               December 1, 1997


Collectible  Certificates LLC


Gentlemen:

                  This letter will set forth the agreement between us.

                  JL Advisors, LLC ("JL") intends to create, from time to time, entities which will invest (by way of tender for shares, or otherwise) in shares or other interests (the "Interests") of existing or formerly existing entities that have asserted either directly, or derivatively, claims for breach of contract against the United States, or agencies thereof, in connection with so called bank "goodwill" accounting cases.

                  Collectible Certificates LLC ("Collectible") and its principal, Richard Macary ("Macary") have expertise in these so called "goodwill" cases, and is desirous of consulting with and advising JL, and its designees, in (i) the acquisition of the Interests, (ii) the subsequent ownership and management of the entities which acquire the Interests, and (iii) the operation of the entities to which the Interest relate; (the activities described in (i), (ii) and (iii), above, are hereinafter referred to individually as "Acquisition Activities", "Ownership and Management Activities" and "Operating Activities", respectively, and are hereinafter collectively referred to as "Activities").

                  We have agreed as follows, in connection with the foregoing:

                  1. JL will form one or more entities (the "JL Vehicle(s)") to engage in the Activities. JL presently intends to create, (as the "Initial JL Vehicle"), a Delaware limited liability company. All interests in the Initial JL Vehicle, and any other JL Vehicle, will be controlled by JL. Collectible will reimburse JL for the legal and other costs of organizing the Initial JL Vehicle and those incurred in connection with the preparation of this Agreement.

                  2. Collectible will cause its principal, Macary, to consult with and advise JL and the JL Vehicle(s) with respect to the Activities. (Such advice and consultation is

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hereinafter referred to as the "Collectible  Consultation".)  Macary agrees that he shall provide all services required in connection with, and related to, the Collectible Consultation.

                  3. The term of the Collectible Consultation shall commence on the date hereof, and shall terminate on November 30, 1998 with respect to Acquisition Activities. Until November 30, 1998, (but subject to the provisions of Paragraph 5C, below), JL, Collectible and Macary shall present to one another all opportunities coming to their respective attention for the acquisition of Interests. The Collectible Consultation shall continue with respect to Ownership and Management Activities and Operating Activities so long as any JL Vehicle shall retain all or any portion of an Interest.

                  4. During the period from the date hereof through November 30, 1998, other than the sale of a children's book/publishing deal, Macary shall devote his full time and attention to the Activities, and shall engage in no other business, employment, or competing activity in connection with the so called "goodwill" cases. Commencing December 1, 1998, and whether or not this Agreement remains in full force and effect, for so long as JL or a JL Vehicle shall own all or any portion of an Interest, Macary shall devote so much time as is reasonably necessary to Ownership and Management Activities and Operating Activities.

                  5. A. From the date hereof through November 30, 1998, Collectible shall receive "Basic Compensation" at the rate of $100,000 per annum, payable monthly in arrears. No Basic Compensation shall be due or payable on account of any services rendered in connection with the Collectible Consultation after November 30, 1998.

                           B.   In   addition   to  such   Basic   Compensation,
Collectible shall receive, as "Additional Compensation," 7 1/2% of the "Realized Net Profits," such amount to be determined and paid as provided in this section 5(b).

                  i. The term "Realized Net Profits" shall be determined on a cumulative basis and, as of any date, shall mean:

                           (1) (1)all gross receipts  actually received from the
date hereof to such date by all JL Vehicles on a combined basis without double counting on account of the acquisition, ownership and disposition by JL Vehicles of Interests, less

                           (2)  (2)the sum without double counting of:

                                    (a) (a)all capital  investment made from the
date hereof to such date by all JL Vehicles on a combined basis in acquiring Interests from the date hereof to such date,

                                    (b) (b)all  expenses  incurred from the date
hereof to such date by JL or any JL Vehicle on a combined basis in connection with the acquisition, ownership

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or   disposition   of  Interests,   including  but  not  limited  to  all  Basic
Compensation, acquisition costs, travel expenses and legal, accounting and other professional fees and expenses,

                                    (c)  (c)interest   calculated  at  overnight
LIBOR in effect from time to time, on the amounts described in sections 5(b)(i)(2)(a) and (b) hereof, in the case of each such amount, from the date such amount is expended until the date such amount is recouped by JL or its financing sources

                  ii. JL shall calculate Realized Net Profits as of the end of each calendar year as promptly as practicable following the end of each calendar year for so long as any JL Vehicle owns any Interests. JL's accountants shall certify such calculation as having been made in accordance with the terms of this agreement. As soon as available, JL shall furnish to Collectible a schedule showing such calculation, a copy of the accountant's certificate (such certificate and schedule hereinafter referred to as the "Realized Net Profit Certificate and Schedule") and, if such calculation shows that Additional Compensation is due to Collectible, a check in the amount of such Additional Compensation. Conversely, if such schedule shall show Collectible has received an overpayment of Additional Compensation (i.e., that all amounts of Additional Compensation theretofore received by Collectible hereunder exceed 7-1/2% of Realized Net Profits as of the end of such prior fiscal year), Collectible shall promptly remit such the amount of such overpayment to JL.

                  The calculation by JL's accountant with respect to Realized Net Profits for a given year shall be binding and conclusive upon, and deemed accepted by, Collectible unless Collectible shall have notified JL in writing of any objections thereto consistent with the provisions of this Section within 20 days after receipt of the Realized Net Profit Schedule and Certificate for that year. The written notice under this Section (the "Realized Net Profits Objection Letter") shall specify in reasonable detail each item on the relevant Realized Net Profit Schedule and Certificate that Collectible disputes, and a summary of Collectible's reasons for such dispute.

                  Disputes  between  Collectible and JL relating to Realized Net
Profits which cannot be resolved by them within 20 days after receipt by JL of a Realized Net Profits Objection Letter may be referred no later than 20 days after such receipt for decision at the insistence of either party to Price Waterhouse ("PW"). If PW accepts the appointment, it shall be the "Auditor." If PW does not accept the appointment, the parties shall request PW to designate one or more independent nationally recognized accounting firms to act as Auditor, until an Auditor is selected. If PW declines to make such designation(s), or if its designee(s) shall not accept the appointment, then the American Arbitration Association (New York City) shall select the Auditor. Prior to referring the matter to the Auditor, the parties shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied in the calculation of the Realized Net Profits for any given year, which will be those required by this Agreement. If the parties are unable to agree upon procedures before the end of 20 days after referral of the dispute to

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the Auditor,  the Auditor shall establish such  procedures  giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The parties shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor's decision on any matter referred to shall be final and binding on Collectible and JL. The fee of the Auditor shall be borne by Collectible and JL in equal portions, unless the Auditor decides, based on its determination with respect to the reasonableness of the respective positions of the parties, that the fee shall be borne in unequal proportions.

                  iii.  Notwithstanding  anything  herein to the  contrary,  the obligation of JL to pay Additional Compensation and the obligation of Collectible to remit overpayments thereof, as provided in this Agreement shall survive the termination hereof, including termination pursuant to Section 11, below.

                           C.  Notwithstanding  anything herein contained to the
contrary, (i) no additional compensation shall be paid or payable in connection with securities transactions, whether or not involving "good will" accounting cases, if such securities transactions involve the purchase and sale of such securities by JL Advisors, LLC or JL Associates, LLC in the ordinary course of its business; and (ii) any entity which is an "affiliate" (as such term is defined under the Securities Exchange Act of 1934) of JL that engages in the Activities shall be deemed to be a JL Vehicle.

                  6. JL shall provide to Macary, until November 30, 1998, without charge, an office within JL's office space, computer access and telephone usage, as well as reimbursement for travel and other out-of-pocket expenses previously approved by JL. Neither Collectible nor Macary is authorized, nor shall they incur, any other expenses on JL's behalf without JL's express written authorization.

                  7. It is understood by the parties hereto that during the performance of the Collectible Consultation, Collectible and Macary may receive from JL, its employees or agents, or otherwise acquire, certain confidential, proprietary and/or trade secret information which is the property of JL ("Confidential Information"). Any and all reports, summaries, notes, applications, filings and/or other information prepared and/or gathered in connection with the performance of the Collectible Consultation whatever the form or medium, shall be deemed Confidential Information as well. It is acknowledged and agreed that the Confidential Information is the sole and exclusive property of JL. Collectible and Macary, jointly and severally, hereby warrant and affirm that they shall neither use, nor disclose to any third party, the Confidential Information for any purpose. Upon the expiration or termination of this Agreement, Collectible and Macary shall return to JL all tangible forms of Confidential Information or derivations or abstracts thereof, any and all copies of Confidential Information made by or on behalf of either of them in whatever form or medium. Neither of them shall disclose to any third party or otherwise make public the terms of this Agreement, except as necessary to secure enforcement of the terms of this

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Agreement, or in response to a lawful subpoena, or as otherwise required by law;
provided that prior to responding to such subpoena, JL shall be provided with a copy of such subpoena and JL shall have the opportunity to file a motion for a protective order. The obligations as set forth in this Section 7 shall be continuing and shall survive the expiration or termination of this Agreement.
Notwithstanding   anything  to  the  contrary   contained  in  this   Agreement,
Confidential Information shall not include information (i) that is in the public domain, or (ii) that relates to "goodwill" targets with respect to which no Interests have been acquired pursuant to the terms hereof at the time of termination of this Agreement.

                  8. Collectible and Macary agree that they will not, either directly or indirectly, solicit any employee, investor or client of JL during the term of this Agreement, or subsequent thereto.

                  9. JL, Collectible and Macary agree that in addition to a right to seek damages on account of any breach of this Agreement, (i) JL shall be entitled to injunctive relief in enforcing the provisions of paragraphs 3, 4, 7 and 8, hereof, since the breach of such provisions could cause irreparable injury to JL, and (ii) Collectible shall be entitled to injunctive relief in enforcing the provisions of paragraph 3, since the breach thereof could cause irreparable injury to Collectible.

                  10. Both Collectible and Macary are and shall be deemed to be independent contractors and not employees of JL, for all purposes and at all times, and will not be entitled or eligible to participate in any benefits or privileges extended by JL to its employees.

                  11. This Agreement is non-assignable and no party may assign any rights or obligations hereunder without the prior written consent of the other, except that the transfer of rights and obligations hereunder to a JL Vehicle shall not require such consent. If Macary, for whatever reason, becomes unable to perform the services to be performed by him as described herein, this Agreement shall immediately terminate, it being understood that the services to be provided by Macary are personal.

                  12. Collectible acknowledges and agrees that it shall be solely responsible for paying the appropriate amount of all federal, state and local income taxes with respect to all compensation paid to it pursuant to this Agreement, and that JL shall have no responsibility whatsoever for withholding or paying any such taxes for or on its behalf. Collectible further agrees to indemnify, defend and hold JL harmless from and against any and all damages, losses, expenses or penalties (including attorneys' fees and costs) arising from or in connection with any claim brought by any federal, state or local taxing authority with regard to its failure to file required forms with regard to compensation paid by JL pursuant to this Agreement.

                  13. (a) Each party hereto indemnifies and shall hold harmless the other parties against any and all liabilities, losses, claims, damages, costs and expenses,

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including  any and all legal  fees,  to the  extent  such  liabilities,  losses, claims, damages, costs and expenses are determined by a court of competent jurisdiction to be the result of such party's violation of law, gross negligence, bad faith or intentional misconduct, and shall reimburse the other parties hereto for any legal or other costs or expenses reasonably incurred by such other parties in connection with investigating or defending any action or claim, to the extent such expenses relate to issues with respect to such liabilities.

                  (b) Promptly after receipt by an indemnified party under paragraph (a) above of notice of the commencement of any action, suit or proceeding, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under paragraph (a) above, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under paragraph (a) above. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (a) above for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs and expenses of investigation and in connection with preparation for and appearances at depositions, trials and other proceedings in which the indemnified party participates. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

                  (c) If the indemnification provided for in this agreement is unavailable to or insufficient to hold harmless an indemnified party under paragraph (a) above in respect of any liabilities, losses, claims, damages or costs or expenses (or actions in respect thereof) referred to therein, then each party hereto shall contribute to the amount paid or payable by such indemnified party as a result of such liabilities, losses, claims, damages or costs or expenses or actions in respect thereof) in such proportion as is appropriate to reflect not only the relative benefits received by each party in engaging in the activities hereunder giving rise to such liabilities, losses, claims, damages or costs or expenses (or actions in respect thereof) but also the relative fault of each party in connection with the acts or omissions resulting in such liabilities, losses, claims, damages or costs or expenses (or

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actions  in  respect  thereof),   as  well  as  any  other  relevant   equitable
considerations. The amount paid or payable by an indemnified party as a result of the liabilities, losses, claims, damages or costs or expenses (or actions in respect thereof) referred to above in this paragraph (c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution under this paragraph (c) from any person who was not guilty of such fraudulent misrepresentation.

         14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:


If to Collectible, to:

         Collectible Certificates
         240 East 47th, Apt 34C
         New York, New York 10017

         Telecopier: (212) 813-2118
         Telephone : (212) 583-0533

         Attention:  Richard Macary

         (with a copy to)

         Winthrop, Stimson, Putnam & Roberts
         One Battery Park Plaza
         New York, New York  10004--1490

         Telecopier: (212) 858-1500
         Telephone: (212) 858-1464

         Attention:  Donovan W. Burke, Esq.

         If to JL, to

         JL Advisors, LLC
         520 Madison Avenue
         New York, New York  10022

         Telecopier: (212) 826-2334

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         Telephone: (212) 826-6809
         Attention:  Robert S. Jaffe

         (with a copy to)

         Battle Fowler LLP
         Park Avenue Tower
         75 East 55th Street
         New York, New York  10022

         Telecopier: (212) 856-7802
         Telephone: (212) 856-7111
         Attention: Robert W. Gelfman, Esq.

Such names and addresses may be changed by written notice to each person listed above.

          15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of New York.

          16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together with shall constitute one and the same instrument.

          17. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the


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parties with respect to such subject matter.


                  If the foregoing correctly sets forth our agreement, please execute and return a copy of this letter.

                                        Very truly yours,

                                        JL ADVISORS, LLC


                                        By:
                                           -----------------------------
AGREED AND ACCEPTED
COLLECTIBLE, LLC


By:
         --------------------------------
         Richard Macary, Managing Member



         --------------------------------
         Richard Macary, individually

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